Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
Jonathan Mayor                    Bob Brunn
(305) 500-3161                 (305) 500-4210

Ryder Reports Second Quarter 2018 Results

•	Q2 GAAP EPS from Continuing Operations Down $0.15 or 15% to $0.82, Includes $0.52 Charge from Tax Reform-Related and Other Tax Adjustments

•	Q2 Comparable EPS (non-GAAP) from Continuing Operations Up $0.42 or 42% to $1.42, Reflects Strong Operating Performance and a Lower Tax Rate from Tax Reform

•	Record Q2 Total Revenue Grows 17% to $2.1 Billion; Record Q2 Operating Revenue (non-GAAP) Up 11% to $1.6 Billion

•	Increased Full-Year 2018 GAAP EPS Forecast Range of $4.71 to $4.91 vs. Prior Forecast of $4.55 to $4.80

•	Increased Full-Year 2018 Comparable EPS Forecast Range (non-GAAP) of $5.62 to $5.82 vs. Prior Forecast of $5.45 to $5.70

MIAMI, Wednesday, July 25, 2018 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported second quarter earnings and revenue. Results for the three months ended June 30 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted Earnings Per Share
	2018	2017	Change	2018	2017	Change	2018	2017	Change
GAAP	$98.3	80.9	22%	$43.5	51.4	(15)%	$0.82	0.97	(15)%
Non-operating pension costs	0.9	6.6		0.3	3.8		0.01	0.07
Restructuring and other, net	3.6	(2.6)		3.0	(2.1)		0.07	(0.04)
Tax Reform-related and other tax adjustments	—	—		27.9	—		0.52	—
Comparable (non-GAAP)	$102.8	84.9	21%	$74.8	53.1	41%	$1.42	1.00	42%

In the second quarter, the Company reported record total revenue and record operating revenue (a non-GAAP measure excluding all fuel and subcontracted transportation). Total revenue and operating revenue grew across all three business segments reflecting new business and higher volumes. Additionally, Supply Chain Solutions (SCS) revenue growth benefited from the acquisition of MXD Group, Inc. Total revenue also grew due to higher fuel costs passed through to customers.

Exhibit 99.1

Total and operating revenue for the three months ended June 30 were as follows:

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2018	2017	% Change	2018	2017	% Change
Total	$2,089.3	1,788.0	17%	$1,639.1	1,483.2	11%
FMS	$1,295.5	1,163.6	11%	$1,080.2	998.6	8%
DTS	$330.6	272.4	21%	$213.8	199.8	7%
SCS	$604.5	465.7	30%	$430.1	358.8	20%

Commenting on the Company’s second quarter results, Ryder Chairman and CEO Robert Sanchez said,
"Our results exceeded expectations driven by strong performance in our supply chain, rental, and dedicated businesses. SCS earnings outperformed due to increased volumes and stronger operating results. In FMS, rental demand and utilization continued at a robust level. Additionally, used vehicle sales results came in somewhat better than anticipated. DTS benefited from better than expected insurance results and operating performance.

"We're excited to deliver year-over-year pretax earnings growth in each business segment. Pretax earnings grew by over 20%, reflecting revenue growth, benefits of cost reductions, and improved used vehicle results.

"We are pleased with our overall double digit revenue growth with strong increases in all three business segments, benefiting from a strong freight environment and new outsourcing wins. Ryder's largest product line, ChoiceLease, grew organically by 3,100 vehicles year-to-date. We continue to successfully penetrate non-outsourced markets and are also seeing fleet expansion with current customers. Continuing our momentum from record sales in 2017, we again achieved record sales in the first half, driven by ChoiceLease and Dedicated Transportation Solutions, positioning us well for accelerating contractual revenue growth.

"During the quarter, we closed on the previously announced MXD Group acquisition, creating the foundation of e-fulfillment and final mile capabilities for big and bulky goods for Ryder’s Last Mile e-commerce business. In addition, we acquired Metro Truck & Tractor Leasing, Inc., expanding Ryder's presence in the Baltimore area. We also introduced RyderGyde™, a mobile fleet management app that provides drivers and fleet managers a customized, streamlined digital experience to more efficiently manage their fleets.”

Exhibit 99.1

Second Quarter Business Segment Operating Results

Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.30 billion, up 11% compared with $1.16 billion in the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $1.08 billion, up 8% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 6% reflecting a larger average fleet size and higher prices on replacement vehicles. The ending lease fleet increased organically by 3,100 vehicles year-to-date. Commercial rental revenue increased 17% from the year-earlier period due to higher demand and higher pricing. Fuel services revenue increased 30%, primarily reflecting higher fuel costs passed through to customers. On June 15, 2018, the Company acquired Metro Truck & Tractor Leasing, Inc. (Metro), a full service leasing, rental, and maintenance company, which added approximately 900 vehicles to Ryder's FMS fleet. The financial results of Metro were not material to FMS results for the quarter.

FMS earnings before tax were $72.9 million, up 7% compared with $68.1 million in the same period of 2017, primarily reflecting higher commercial rental and used vehicle sales results. Commercial rental performance improved due to increased utilization reflecting stronger demand and higher pricing. Rental power fleet utilization was 79.4% for the second quarter, up 380 basis points from the year-earlier period. Favorable used vehicle sales comparisons primarily reflect higher inventory valuation adjustments in the prior year. Lease results benefited from fleet growth as vehicles from recent record sales activity began to be placed into service. These results were offset by higher depreciation of $10 million due to vehicle residual value changes and by higher maintenance costs on certain older model year vehicles. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 5.6% and 6.7%, respectively, down 30 basis points and 10 basis points from the prior year.

Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was up 21% to $331 million and DTS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 7% to $214 million compared with the year-earlier period. DTS total and operating revenue growth reflects increased volumes and new business.

DTS earnings before tax of $18.5 million increased 25% compared with $14.8 million in 2017, due to revenue growth and improved operating performance. DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 5.6% and 8.6%, respectively, up 20 and 120 basis points from the year-earlier period.

Exhibit 99.1

Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was up 30% to $605 million and SCS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 20% to $430 million compared with the year-earlier period. SCS operating revenue growth largely reflects new business and increased volumes. Total and operating revenue growth also reflect the acquisition of MXD Group, Inc. (MXD) on April 2, 2018. MXD is an e-fulfillment and last mile delivery provider for big and bulky goods with a national network of facilities. MXD is expected to add approximately $220 million in annual total revenue.

SCS earnings before tax of $37.7 million increased 45% in the second quarter of 2018 compared with $26.1 million in 2017, driven by revenue growth and better operating results, including improved performance on new account startups. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 6.2% and 8.8%, respectively, up 60 basis points and up 150 basis points from the prior year.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the second quarter of 2018, unallocated CSS costs decreased slightly from the year-earlier period to $11 million.

Income Taxes
The Company’s effective income tax rate for the second quarter of 2018, increased to 55.7%, reflecting a $29 million adjustment to the provisional estimate for the one-time transition tax associated with the 2017 Tax Cuts and Jobs Act (Tax Reform), partially offset by a lower federal tax rate related to Tax Reform as well as other tax law changes. On April 2, 2018, the Internal Revenue Service issued Notice 2018-26, which required the Company to increase the provisional estimate recorded as of December 31, 2017. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the second quarter of 2018, decreased to 27.2%, reflecting a lower federal tax rate due to Tax Reform.

Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) to more accurately reflect the operating performance of the

Exhibit 99.1

business. Non-operating pension costs totaled $0.9 million ($0.3 million after tax) or $0.01 per diluted share in the second quarter of 2018, down from $6.6 million ($3.8 million after tax) or $0.07 per diluted share in the year-earlier period.

Second quarter 2018 results include restructuring and other charges, net of $3.6 million ($3.0 million after tax) or $0.07 per diluted share, primarily related to the upcoming exit of the Company's Singapore operations partially offset by property gains associated with prior year restructuring activities. Second quarter 2017 results include restructuring credits of $2.6 million ($2.1 million after tax) or $0.04 per diluted share related to property gains associated with restructuring activities.

Capital Expenditures
Year-to-date capital expenditures increased to $1.5 billion in 2018, compared with $933 million in 2017. The increase in capital expenditures reflects higher planned investments to grow and refresh the lease and rental fleets. Proceeds of $202 million, primarily from used vehicle sales, decreased 2%. Net capital expenditures (including proceeds from the sale of assets) were $1.29 billion in 2018, up from $727 million in 2017. The Company is increasing its forecast for gross capital expenditures from $3.0 billion to $3.1 billion and its forecast for net capital expenditures from $2.6 billion to $2.7 billion, primarily reflecting increased contractual lease sales activity.

Cash Flow and Leverage
Year-to-date operating cash flow was $820 million, up 12% from $732 million in 2017. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $1.06 billion, compared with $971 million in 2017. Free cash flow (a non-GAAP measure) was negative $359 million, compared with positive $115 million in 2017, reflecting increased net capital spending. The Company’s full-year 2018 forecast for operating cash flow remains unchanged at approximately $1.8 billion. The Company's full-year free cash flow forecast also remains unchanged at negative $750 million, primarily reflecting growth-related capital spending.

Total debt as of June 30, 2018 was $6.0 billion, up from $5.4 billion in 2017. Debt to equity for the second quarter of 2018 was 210% compared with 191% at year-end 2017, within Ryder’s long-term target range of 200% to 250%.

Exhibit 99.1

2018 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “We are raising our full year earnings forecast based on our earnings outperformance in the second quarter.

"For the second half of the year, we anticipate continued strong year-over-year improvement in rental, supply chain, and dedicated, moderately better than our prior outlook. We expect the healthy freight environment to continue to drive stronger rental utilization through the balance of the year. In both DTS and SCS, we anticipate double-digit revenue growth and continued strong results, building on sales and operational improvements, as well as the benefits of the MXD acquisition in SCS.

“We are forecasting used vehicle pricing to remain generally consistent with recent levels. We also expect continued solid used vehicle sales volumes, and are now forecasting year end used vehicle inventory to be in the lower end of our target range, positioning us well going forward.

“Based on robust year-to-date lease sales activity, we now expect record full-year organic lease growth of 8,500 units compared to an original forecast of 6,500. Although we continue to exceed our sales expectations in lease, we now anticipate that manufacturer production delays will impact the timing of the deliveries of our lease vehicles. A portion of vehicle deliveries are now likely to be pushed back until later in the year, delaying the revenue and earnings benefits until 2019.

“We anticipate solid improvements in rental, supply chain, dedicated, and lease sales, however, given the delayed timing of vehicle deliveries, we are maintaining our overall earnings outlook for the second half of the year in line with our prior forecast.”
In light of these factors, Ryder is increasing its full-year 2018 GAAP EPS forecast to a range of $4.71 to $4.91, as compared to the prior forecast of $4.55 to $4.80. In 2017, full-year GAAP EPS was $14.88 and included a benefit from Tax Reform. The Company is also increasing its forecast for full-year 2018 comparable EPS from continuing operations to $5.62 to $5.82, from the prior forecast of $5.45 to $5.70, and compared with $4.53 in 2017.
Ryder is establishing a third quarter 2018 GAAP EPS forecast of $1.53 to $1.63, compared with $1.11 in the third quarter 2017. The Company is also establishing a third quarter 2018 forecast for comparable EPS from continuing operations of $1.55 to $1.65, compared with $1.34 in the third quarter 2017. The third quarter year-over-year forecast reflects more challenging prior year used vehicle comparisons.

Exhibit 99.1

Supplemental Company Information

Second Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2018	2017	2018	2017
Earnings from continuing operations	$43.5	51.4	$0.82	0.97
Discontinued operations	(1.3)	(0.5)	(0.02)	(0.01)
Net earnings	$42.3	50.9	$0.80	0.96

Year-to-Date Operating Results

(in millions)	Six months ended June 30
	2018	2017	Change
Total revenue	$3,993	3,525	13%
Operating revenue (non-GAAP)	$3,182	2,928	9%

Earnings from continuing operations	$77.5	89.9	(14)%
Comparable earnings from continuing operations (non-GAAP)	$123.2	97.6	26%
Net earnings	$75.8	89.3	(15)%

Earnings per common share (EPS) - Diluted
Continuing operations	$1.46	1.69	(14)%
Comparable (non-GAAP)	$2.33	1.83	27%
Net earnings	$1.43	1.67	(14)%

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

Exhibit 99.1

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the ChoiceLease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the ChoiceLease product line varies directly with customer contract signings for growth and replacement vehicles. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand Ryder’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends and economic conditions, manufacturer production and delivery schedules, revenue and earnings performance, fleet growth, performance in our product lines and segments, the strength of our sales pipeline, demand, utilization and pricing trends in commercial rental, volumes and pricing trends in used vehicle sales, used vehicle inventory levels, residual values, return on capital spread, operating cash flow, free cash flow, capital expenditures, our ability to make investments in sales, marketing, IT and new product initiatives, benefits of our sales and marketing initiatives, ability to achieve expected acquisition-related financial benefits, the impact from

Exhibit 99.1

tax reform on our earnings, and the impact and adequacy of steps we have taken to address our cost structure. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or poor acceptance of rental pricing, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs due to, among other things, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks or uncertainty in the economic market, implementation or enforcement of regulations, decreases in freight demand or volumes, poor operational execution particularly with new accounts and product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings before income tax and comparable effective income tax rate, and comparable earnings before interest, taxes, depreciation and amortization. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow.

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be

Exhibit 99.1

found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Wednesday, July 25, 2018, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia. To join please click the below URL five minutes prior to the start of the webcast. You will need to complete the registration page to gain access to the webcast.

Ryder Second Quarter Earnings Call Webcast URL: https://pgi.webcasts.com/starthere.jsp?ei=1197967&tp_key=e5f8e51d19

If you do not have computer speakers or headphones and/or would like to dial-into the webcast, please dial into the phone bridge below. In addition, please click the “listen by phone” option on the webcast player for the optimal viewing experience.

LIVE AUDIO VIA PHONE
Please dial the audio phone number approximately 10 minutes prior to the start of the call.
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USA Toll Number:             323-701-0225
Audio Passcode:                 Ryder
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AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call.  Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended June 30, 2018 and 2017
(In millions, except per share amounts)

	Three Months		Six Months
	2018	2017	2018	2017

Lease and rental revenues	$858.0	797.0	$1,682.3	1,564.6
Services revenue	1,072.3	865.8	2,000.5	1,706.5
Fuel services revenue	159.0	125.2	310.1	253.9
Total revenues	2,089.3	1,788.0	3,992.8	3,525.0

Cost of lease and rental	636.4	578.4	1,255.6	1,157.2
Cost of services	906.0	729.6	1,693.3	1,432.5
Cost of fuel services	155.6	121.6	302.5	247.5
Other operating expenses	30.9	27.4	64.4	58.7
Selling, general and administrative expenses	212.9	201.5	421.8	402.6
Non-operating pension costs	0.9	6.6	2.1	13.9
Used vehicle sales, net	6.0	15.3	13.4	14.5
Interest expense	42.4	34.9	80.2	69.7
Miscellaneous income, net	(3.6)	(5.5)	(6.1)	(10.4)
Restructuring and other charges, net	3.6	(2.6)	19.4	(2.6)
	1,991.1	1,707.2	3,846.4	3,383.5

Earnings from continuing operations before income taxes	98.3	80.9	146.4	141.5
Provision for income taxes	54.8	29.5	68.9	51.5
Earnings from continuing operations	43.5	51.4	77.5	89.9
Loss from discontinued operations, net of tax	(1.3)	(0.5)	(1.7)	(0.7)
Net earnings	$42.3	50.9	$75.8	89.3

Earnings (loss) per common share - Diluted
Continuing operations	$0.82	0.97	$1.46	1.69
Discontinued operations	(0.02)	(0.01)	(0.03)	(0.01)
Net earnings	$0.80	0.96	$1.43	1.67

Earnings per share information - Diluted
Earnings from continuing operations	$43.5	51.4	$77.5	89.9
Less: Distributed and undistributed earnings allocated to unvested stock	(0.2)	(0.2)	(0.3)	(0.3)
Earnings from continuing operations available to common stockholders	$43.4	51.2	$77.2	89.6

Weighted-average shares outstanding - Diluted	52.6	52.9	52.7	53.2

EPS from continuing operations	$0.82	0.97	$1.46	1.69
Non-operating pension costs	0.01	0.07	0.02	0.15
Tax Reform-related and other tax adjustments	0.52	—	0.55	—
Restructuring and other, net	0.07	(0.04)	0.07	(0.04)
Goodwill impairment	—	—	0.29	—
Uncertain tax position adjustment	—	—	(0.06)	—
Operating tax adjustment	—	—	—	0.03
Comparable EPS from continuing operations *	$1.42	1.00	$2.33	1.83

* Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table. Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	June 30, 2018	December 31, 2017

Assets:
Cash and cash equivalents	$73.6	78.3
Other current assets	1,294.2	1,244.5
Revenue earning equipment, net	8,846.8	8,355.3
Operating property and equipment, net	823.9	776.7
Other assets	1,190.4	1,009.1
	$12,228.9	11,464.0

Liabilities and shareholders' equity:
Current liabilities	$1,278.0	1,188.9
Total debt	5,977.9	5,409.7
Other non-current liabilities (including deferred income taxes)	2,131.5	2,023.8
Shareholders' equity	2,841.4	2,841.7
	$12,228.9	11,464.0

SELECTED KEY RATIOS AND METRICS

	June 30, 2018	December 31, 2017

Debt to equity	210%	191%
Effective interest rate (average cost of debt)	2.9%	2.6%

	Six months ended June 30,
	2018	2017

Cash provided by operating activities from continuing operations	$820.4	731.7
Free cash flow *	(359.4)	115.3
Capital expenditures paid	1,421.3	855.3

Capital expenditures (accrual basis)	$1,496.6	933.0
Less: Proceeds from sales (primarily revenue earning equipment)	(202.1)	(206.0)
Net capital expenditures	$1,294.5	727.0

	Twelve months ended June 30,
	2018	2017

Return on average shareholders' equity***	30.1%	10.7%
Return on average assets***	6.7%	2.0%
Adjusted return on capital *	4.6%	4.2%
Weighted average cost of capital	4.5%	4.3%
Return on capital spread **	0.1%	(0.1)%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
*** 2018 calculations include the benefit from Tax Reform recorded in the fourth quarter of 2017.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended June 30, 2018 and 2017
(Dollars in millions)

	Three Months			Six Months
	2018	2017	B(W)	2018	2017	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$700.8	662.5	6%	$1,391.2	1,318.8	5%
SelectCare	125.3	117.4	7%	247.1	231.0	7%
Commercial rental	232.4	199.3	17%	437.0	373.3	17%
Other	21.8	19.4	12%	43.7	37.7	16%
Fuel services revenue	215.2	165.0	30%	419.0	335.3	25%
Total Fleet Management Solutions	1,295.5	1,163.6	11%	2,538.0	2,296.0	11%
Dedicated Transportation Solutions	330.6	272.4	21%	629.6	539.1	17%
Supply Chain Solutions	604.5	465.7	30%	1,099.2	917.3	20%
Eliminations	(141.3)	(113.7)	(24)%	(274.1)	(227.4)	(20)%
Total revenue	$2,089.3	1,788.0	17%	$3,992.8	3,525.0	13%

Operating Revenue: *
Fleet Management Solutions	$1,080.2	998.6	8%	$2,119.0	1,960.8	8%
Dedicated Transportation Solutions	213.8	199.8	7%	415.2	393.1	6%
Supply Chain Solutions	430.1	358.8	20%	812.9	720.5	13%
Eliminations	(85.0)	(73.9)	(15)%	(165.1)	(146.1)	(13)%
Operating revenue	$1,639.1	1,483.2	11%	$3,182.1	2,928.4	9%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$72.9	68.1	7%	$122.7	120.4	2%
Dedicated Transportation Solutions	18.5	14.8	25%	31.5	26.1	21%
Supply Chain Solutions	37.7	26.1	45%	63.9	54.1	18%
Eliminations	(15.3)	(12.4)	(24)%	(28.6)	(23.6)	(21)%
	113.7	96.6	18%	189.5	177.0	7%
Unallocated Central Support Services	(11.0)	(11.8)	7%	(21.7)	(22.0)	1%
Non-operating pension costs	(0.9)	(6.6)	NM	(2.1)	(13.9)	NM
Other items	(3.6)	2.6	NM	(19.4)	0.4	NM
Earnings from continuing operations before income taxes	98.3	80.9	22%	146.4	141.5	3%
Provision for income taxes	54.8	29.5	(86)%	68.9	51.5	(34)%
Earnings from continuing operations	$43.5	51.4	(15)%	$77.5	$89.9	(14)%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended June 30, 2018 and 2017
(Dollars in millions)

	Three Months			Six Months
	2018	2017	B(W)	2018	2017	B(W)

Fleet Management Solutions

FMS total revenue	$1,295.5	1,163.6	11%	$2,538.0	2,296.0	11%
Fuel services revenue(a)	(215.2)	(165.0)	30%	(419.0)	(335.3)	25%
FMS operating revenue *	$1,080.2	998.6	8%	$2,119.0	1,960.8	8%

Segment earnings before income taxes	$72.9	68.1	7%	$122.7	120.4	2%

FMS earnings before income taxes as % of FMS total revenue	5.6%	5.9%		4.8%	5.2%

FMS earnings before income taxes as % of FMS operating revenue *	6.7%	6.8%		5.8%	6.1%

Dedicated Transportation Solutions

DTS total revenue	$330.6	272.4	21%	$629.6	539.1	17%
Subcontracted transportation	(80.4)	(45.1)	78%	(144.1)	(90.4)	59%
Fuel	(36.4)	(27.5)	32%	(70.3)	(55.5)	27%
DTS operating revenue *	$213.8	199.8	7%	$415.2	393.1	6%

Segment earnings before income taxes	$18.5	14.8	25%	$31.5	26.1	21%

DTS earnings before income taxes as % of DTS total revenue	5.6%	5.4%		5.0%	4.8%

DTS earnings before income taxes as % of DTS operating revenue *	8.6%	7.4%		7.6%	6.6%

Supply Chain Solutions

SCS total revenue	$604.5	465.7	30%	$1,099.2	917.3	20%
Subcontracted transportation	(147.0)	(90.0)	63%	(233.8)	(161.4)	45%
Fuel	(27.5)	(16.9)	62%	(52.5)	(35.4)	48%
SCS operating revenue *	$430.1	358.8	20%	$812.9	720.5	13%

Segment earnings before income taxes	$37.7	26.1	45%	$63.9	54.1	18%

SCS earnings before income taxes as % of SCS total revenue	6.2%	5.6%		5.8%	5.9%

SCS earnings before income taxes as % of SCS operating revenue *	8.8%	7.3%		7.9%	7.5%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended June 30,		Six months ended June 30,		Change 2018/2017
	2018	2017	2018	2017	Three months	Six Months

ChoiceLease
Average fleet count	141,600	138,000	140,800	137,500	3%	2%
End of period fleet count	143,000	137,200	143,000	137,200	4%	4%
Miles/unit per day change - % (a)	0.5%	(1.7)%	(0.6)%	(0.2)%

Commercial rental
Average fleet count	40,600	37,400	39,600	37,400	9%	6%
End of period fleet count	41,600	37,400	41,600	37,400	11%	11%
Rental utilization - power units	79.4%	75.6%	77.1%	71.4%	380 bps	570 bps
Rental rate change - % (b)	2.8%	0.8%	3.1%	1.0%

Customer vehicles under
SelectCare contracts
Average fleet count	55,000	51,200	54,300	50,700	7%	7%
End of period fleet count	56,000	51,700	56,000	51,700	8%	8%

Customer vehicles under
SelectCare on-demand (c)
Fleet serviced during the period	8,600	9,800	13,800	15,900	(12)%	(13)%

DTS
Average fleet count (d)	8,700	8,200	8,600	8,200	6%	5%
End of period fleet count (d)	8,900	8,100	8,900	8,100	10%	10%

SCS
Average fleet count (d)	8,500	7,800	8,500	7,600	9%	12%
End of period fleet count (d)	8,600	7,900	8,600	7,900	9%	9%

Used vehicle sales (UVS)
Average UVS inventory	5,800	6,800	5,900	6,900	(15)%	(14)%
End of period fleet count	5,600	7,500	5,600	7,500	(25)%	(25)%
Used vehicles sold	4,700	4,300	8,900	8,900	9%	—%
UVS pricing change - % (e)
Tractors	5%	(16)%	5%	(16)%
Trucks	9%	(14)%	6%	(17)%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial Rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Total revenue	$2,089.3	1,788.0	$3,992.8	3,525.0
Fuel	(222.9)	(169.6)	(432.8)	(344.9)
Subcontracted transportation	(227.3)	(135.2)	(377.9)	(251.8)
Operating revenue *	$1,639.1	1,483.2	$3,182.1	2,928.4

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION

	Six months ended June 30,
	2018	2017

Net cash provided by operating activities from continuing operations	$820.4	731.7
Proceeds from sales (primarily revenue earning equipment) (a)	202.1	206.0
Collections on direct finance leases and other items (a)	39.4	32.8
Total cash generated *	1,061.9	970.5
Purchases of property and revenue earning equipment (a)	(1,421.3)	(855.3)
Free cash flow **	$(359.4)	115.3

Memo:
Net cash provided by (used in) financing activities	$519.1	(122.0)
Net cash used in investing activities	$(1,348.9)	(616.4)

Notes:

(a)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended June 30,
	2018	2017

Net earnings (12-month rolling period)	$777.3	221.2
+ Restructuring and other items	48.0	4.5
+ Income taxes	(458.9)	117.4
Adjusted earnings before income taxes	366.5	343.1
+ Adjusted interest expense (a)	151.1	142.6
- Adjusted income taxes (b)	(155.0)	(169.1)
= Adjusted net earnings for ROC (numerator) [A]	$362.5	316.6

Average total debt	$5,515.3	5,431.2
Average off-balance sheet debt	3.3	1.1
Average shareholders' equity	2,589.5	2,076.4
Adjustment to equity (c)	(134.4)	1.0
Adjusted average total capital (denominator) [B]	$7,973.7	7,509.7

Adjusted ROC * [A]/[B]	4.6%	4.2%

Weighted average cost of capital	4.5%	4.3%

Adjusted return on capital spread	0.1%	(0.1)%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended June 30,
	2018	2017

Earnings from continuing operations	$43.5	51.4
+ Provision for income taxes	54.8	29.5
Earnings before income taxes from continuing operations	98.3	80.9
+ Non-operating pension costs	0.9	6.6
+ Restructuring and other, net	3.6	(2.6)
Comparable earnings before income taxes from continuing operations	102.8	84.9
+ Interest expense	42.4	34.9
+ Depreciation	344.5	309.8
+ Losses from used vehicle fair value adjustments	14.0	25.7
+ Amortization	2.0	1.4
Comparable EBITDA	$505.7	456.6

Exhibit 99.1

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Six months ended June 30,
	2018	2017

Earnings from continuing operations	$77.5	89.9
+ Provision for income taxes	68.9	51.5
Earnings before income taxes from continuing operations	146.4	141.5
+ Non-operating pension costs	2.1	13.9
+ Goodwill impairment	15.5	—
+ Restructuring and other, net	3.9	(2.6)
+ Operating tax adjustment	—	2.2
Comparable earnings before income taxes from continuing operations	167.9	155.0
+ Interest expense	80.2	69.7
+ Depreciation	681.3	621.0
+ Losses from used vehicle fair value adjustments	27.6	37.2
+ Amortization	3.4	2.9
Comparable EBITDA	$960.3	885.9

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2018
	Consolidated Statements of Earnings Line Item	Three Months	Six Months

Earnings from continuing operations before income taxes		$98.3	146.4
Non-operating pension costs	Non-operating pension costs	0.9	2.1
Restructuring and other, net	Restructuring and other charges, net	3.6	3.9
Goodwill impairment	Restructuring and other charges, net	—	15.5
Comparable earnings from continuing operations before income taxes*		102.8	167.9

Provision for income taxes		(54.8)	(68.9)
Income tax effects of non-GAAP adjustments**		(1.1)	(5.0)
Tax Reform-related and other tax adjustments		27.9	29.3
Comparable provision for income taxes**		(28.0)	(44.7)

Earnings from continuing operations		43.5	77.5
Non-operating pension costs	Non-operating pension costs	0.3	0.9
Restructuring and other, net	Restructuring and other charges, net	3.0	3.3
Tax Reform-related and other tax adjustments	SG&A	27.9	29.3
Goodwill impairment	Restructuring and other charges, net	—	15.5
Uncertain tax position adjustment	Provision for income taxes	—	(3.3)
Comparable earnings from continuing operations*		$74.8	123.2

Tax rate on continuing operations		55.7%	47.1%
Income tax effects of non-GAAP adjustments**		(28.5)%	(20.5)%
Comparable tax rate on continuing operations**		27.2%	26.6%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

		2017
	Consolidated Statements of Earnings Line Item	Three Months	Six Months

Earnings from continuing operations before income taxes		$80.9	141.5
Non-operating pension costs	Non-operating pension costs	6.6	13.9
Restructuring and other, net	Restructuring and other charges, net	(2.6)	(2.6)
Operating tax adjustment	SG&A	—	2.2
Comparable earnings from continuing operations before income taxes*		84.9	155.0

Provision for income taxes		(29.5)	(51.5)
Income tax effects of non-GAAP adjustments**		(2.3)	(5.9)
Comparable provision for income taxes**		(31.7)	(57.5)

Earnings from continuing operations		51.4	89.9
Non-operating pension costs	Non-operating pension costs	3.8	8.0
Restructuring and other, net	Restructuring and other charges, net	(2.1)	(2.1)
Operating tax adjustment	SG&A	—	1.7
Comparable earnings from continuing operations*		$53.1	97.6

Tax rate on continuing operations		36.4%	36.4%
Income tax effects of non-GAAP adjustments**		1.0%	0.7%
Comparable tax rate on continuing operations**		37.4%	37.1%
* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	Third Quarter 2018	Full Year 2018
EPS from continuing operations	$1.53 to $1.63	$4.71 to $4.91
Non-operating pension costs, net of tax	0.01	0.04
UK goodwill impairment charge	—	0.29
Uncertain tax position adjustment	—	(0.06)
Restructuring and other, net	0.01	0.09
Tax Reform-related and other tax adjustments	—	0.55
Comparable EPS from continuing operations forecast*	$1.55 to $1.65	$5.62 to $5.82

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILIATION

2018 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$1,840
Proceeds from sales (primarily revenue earning equipment) (1)	400
Collections of direct finance leases (1)	80
Total cash generated*	2,320

Capital expenditures (1)	(3,070)
Free cash flow **	$(750)

Memo:
Net cash provided by financing activities	$935
Net cash used in investing activities	$(2,760)

(1)	Included in cash flows from investing activities.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.